UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2012

BRIGHTPOINT, INC.

(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7635 Interactive Way, Suite 200, Indianapolis, Indiana		46278
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On October 15, 2012, Brightpoint, Inc., an Indiana corporation (“BrightPoint” or the “Company”), announced that Ingram Micro Inc., a Delaware corporation (“Ingram”), had completed the acquisition of BrightPoint. Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of June 29, 2012 (the “Merger Agreement”), by and among BrightPoint, Ingram and Beacon Sub, Inc., an Indiana corporation (“Merger Sub”), Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Ingram.

ITEM 1.02	Termination of a Material Definitive Agreement.

On October 15, 2012, in connection with the Merger, BrightPoint repaid in full all outstanding loans, together with interest and all other amounts due in connection with such repayment under the Credit Agreement dated as of February 16, 2007, by and among BrightPoint, certain banks listed therein and Bank of America, N.A. as administrative agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), and terminated the Credit Agreement.

ITEM 2.01	Completion of Acquisition or Disposition of Assets.

On October 15, 2012, pursuant to the terms of the Merger Agreement, Ingram completed the acquisition of BrightPoint through the merger of Merger Sub with and into BrightPoint, with BrightPoint continuing as the surviving corporation and a wholly-owned subsidiary of Ingram. As a result of the Merger, each share of common stock, par value $0.01 per share, of BrightPoint (the “Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) was converted into the right to receive $9.00 in cash (the “Merger Consideration”), excluding treasury shares and shares held by Ingram or Merger Sub. Additionally, each restricted stock unit, restricted stock award and restricted share of Common Stock granted under any Company stock plan and outstanding immediately prior to the Effective Time was converted into the right to receive the Merger Consideration. Based on the aggregate number, immediately prior to the Effective Time, of outstanding (i) shares of Common Stock and (ii) restricted stock units, restricted stock awards and restricted shares of Common Stock granted under any company stock plan, the total purchase price paid pursuant to the Merger was approximately $653,422,392.

The foregoing description of the Merger Agreement and the transactions described therein is not complete and is subject to and qualified in its entirety by reference to the Merger Agreement, a copy of which was attached as Exhibit 2.1 to the Current Report on Form 8-K filed by BrightPoint on July 2, 2012.

ITEM 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

In connection with the closing of the Merger, BrightPoint notified the NASDAQ Global Select Market of the closing of the Merger on October 15, 2012 and requested that the NASDAQ Global Select Market (i) suspend trading in the Company’s common stock as of the close of business on October 15, 2012 and (ii) file with the Securities and Exchange Commission (the “SEC”) on October 15, 2012, or as soon as practicable thereafter, a Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934, as amended, on Form 25 to delist the Common Stock.

ITEM 3.03	Material Modification to the Rights of Security Holders

The information disclosed under Item 2.01 is incorporated herein by reference.

ITEM 5.01	Changes in Control of Registrant.

Pursuant to the terms of the Merger Agreement, a change in control of BrightPoint occurred on October 15, 2012. The information disclosed under Item 2.01 is incorporated herein by reference. As a result of the Merger, BrightPoint became a wholly-owned subsidiary of Ingram.

The total purchase price paid pursuant to the Merger was approximately $653,422,392, which consideration was funded from Ingram’s cash and existing credit facilities.

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Merger Agreement, effective immediately prior to the Effective Time on October 15, 2012, each of Robert J. Laikin, Jerre L. Stead, Eliza Hermann, John F. Levy, Cynthia L. Lucchese, Thomas J. Ridge, Richard W. Roedel, Michael L. Smith and K.P. Wilska resigned from the board of directors of the Company, and Erik Smolders and William D. Humes became the directors of the Company. Also in connection with the merger, Robert J. Laikin’s employment as the Company’s Chief Executive Officer has been terminated as of October 15, 2012.

ITEM 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Merger Agreement, on October 15, 2012, the Company’s articles of incorporation and bylaws were amended and restated in their entirety to be identical to the articles of incorporation and bylaws of Merger Sub. Copies of the Company’s articles of incorporation and bylaws are attached hereto as Exhibits 3.1 and 3.2, respectively.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

2.1

Agreement and Plan of Merger, dated as of June 29, 2012, by and among Brightpoint, Inc. Ingram Micro Inc. and Beacon Sub, Inc. (incorporated by reference to Exhibit 2.1 of the Current Report on Form 8-K filed with the SEC by the Company on July 2, 2012.*

3.1	Amended and Restated Articles of Incorporation of Brightpoint, Inc.

3.2	Amended and Restated Code of Bylaws of Brightpoint, Inc.

*	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. BrightPoint agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC.
(Registrant)

By:	/s/ Vincent Donargo

Vincent Donargo
Executive Vice President, Chief Financial Officer and Treasurer

Date: October 15, 2012